UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2021

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bilby Road, Suite 15, Building 2

Hackettstown, NJ 07840

(Address of principal executive offices)

Registrant’s telephone number, including area code: (941) 953-9035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

On February 4, 2021, Vislink Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain institutional purchasers (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), an aggregate of 18,181,820 shares of its common stock (the “Shares”) and warrants (the “Warrants”) to purchase up to 9,090,910 shares of common stock at an exercise price of $3.25 for aggregate gross proceeds of approximately $50 million. Each Share and accompanying Warrant to purchase one half of a Share is being offered and sold at a combined offering price of $2.75. The Shares and the accompanying Warrants can only be purchased together, but will be issued separately and will be immediately separable upon issuance. The Warrants will be immediately exercisable and will expire five years from the date of issuance. The closing of the Offering is expected to occur on or about February 8, 2021, subject to the satisfaction of customary closing conditions.

The Offering is being conducted pursuant to a placement agency agreement between the Company and A.G.P./Alliance Global Partners (“AGP”). The Company has agreed to pay AGP a fee equal to 6% of the aggregate purchase price paid by the Purchasers and certain expenses.

The foregoing summary of the Agreement and the Warrants does not purport to be complete and is subject to, and qualified in its entirety by, the full text of form of Agreement and form of Warrant filed as Exhibits 10.1 and 4.1 respectively, to this Current Report on Form 8-K, which are incorporated herein by reference. The Company is filing the opinion of its counsel, Dentons US LLP, relating to the legality of the issuance and sale of the Shares and the Warrants and the Shares underlying the Warrants as Exhibit 5.1 hereto. Exhibit 5.1 is incorporated herein by reference and into the Company’s registration statements on Form S-3 (File No. 333-238013 and 333-252713).

The form of Agreement has been filed to provide information regarding its terms. It is not intended to provide any other factual information about the Company or the actual conduct of its businesses. The form of Agreement contains representations and warranties that are the product of negotiations among the parties thereto, and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties in the form of Agreement may not constitute the actual state of facts about the Company.

Item 8.01 Other Events

On February 4, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated in this Item 8.01 by reference.

Since September 30, 2020, the Company issued 10,198,287 shares of its common stock and received gross proceeds of approximately $18 million from sales of such stock to or through AGP, acting as sales agent, in accordance with the terms of a sales agreement dated May 5, 2020 entered into with AGP. As of February 4, 2021, the Company had the right to sell up to approximately $3.4 million of additional shares of common stock under that sales agreement, and had 27,459,229 shares of common stock issued and outstanding, which does not include the shares to be issued at the closing of the Offering.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
5.1	Opinion of Dentons US LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Dentons US LLP (contained in Exhibit 5.1 hereto)
99.1	Press Release dated February 4, 2021 announcing the pricing of registered direct offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISLINK TECHNOLOGIES, INC.
Date: February 4, 2021

	By:	/s/ Carleton M. Miller
	Name:	Carleton M. Miller
	Title:	Chief Executive Officer